Exhibit 99.1

Contact: Geoffrey Buscher
SBG Investor Relations
508-532-1790
IR@xerium.com

XERIUM TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

RALEIGH, N.C., November 5, 2009 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today reported results for its third quarter ended September 30, 2009.

“While the global economy remains unstable, we are encouraged by some early signs of recovery in three of our four geographic operating regions, led by further reductions in customer inventory and improving prices for paper and pulp,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “Our sales increased by approximately eight percent in the third quarter of 2009 as compared to the second quarter of 2009 while our gross margin as a percentage of sales remained essentially constant indicating pricing stability. While our near-term sales may not respond in the same manner as our booked future orders, an increase in such orders and discussions with many of our major customers indicate that they are feeling more positive about the future.”

“Our operational initiatives continue on plan with our new product and yield improvement programs gaining early traction, enabling us to shorten delivery lead times to our customers which we believe provides us a competitive advantage in our cash-challenged market. Having already significantly reduced our operating cost structure to better align with market realities, we remain focused on releasing additional ‘trapped cash’ from our balance sheet, shedding excess inventory and collecting aged receivables to generate cash.”

“We also continue to be fully engaged with our lenders working to resolve our debt issues.”

THIRD QUARTER FINANCIAL HIGHLIGHTS

•

Net sales for the 2009 third quarter were $130.3 million, an 18.2% decrease from net sales for the 2008 third quarter of $159.3 million. Excluding currency effects shown in the table below, third quarter 2009 net sales decreased 15.6% from the third quarter of 2008, with declines of 14.9% and 16.8% in the clothing and roll covers segments, respectively. See “Segment Information” below.

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Gross margins improved to 37.4% in the third quarter of 2009 from 33.1% in the third quarter of 2008. The improvement is primarily due to the absence in 2009 of the increased provision for slow-moving and obsolete inventory of $8 million that was recorded in the third quarter of 2008, primarily in the clothing segment.

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Operating expenses for the 2009 third quarter increased by $22.0 million to $36.9 million, a 59.6% increase from operating expenses for the 2008 third quarter of $14.9 million. The increase was principally due to the $40.0 million of curtailment/settlement gains recognized during the third quarter of 2008 (as a result of freezing certain pension benefits in the U.S. and no longer sponsoring our U.S. retiree health insurance program) that was absent in the third quarter of 2009. The increase was partially offset by decreases in the other operating costs, specifically decreases of $12.8 million in general and administrative expenses, $3.1 million in selling expenses and $1.8 million in restructuring and impairments during the third quarter of 2009, as compared with the third quarter of 2008.

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General and administrative expenses decreased by $12.8 million in the 2009 third quarter as compared with the 2008 third quarter due to the following: (i) environmental accruals of $4.1 million recorded in the third quarter of 2008 that were absent in the third quarter of 2009, (ii) decreased provisions for bad debts of approximately $9.8 million, principally due to an $8.1 million increase in 2008 that was absent in the third quarter of 2009 and (iii) decreased salaries, travel and other costs as a result of cost reduction efforts during the three months ended September 30, 2009 as compared with the three months ended September 30, 2008. These decreases were partially offset by (i) increased bank and related fees of $2.2 million related to initiatives undertaken to resolve our credit issues and (ii) gains on the sale of property and equipment of $2.4 million recorded in the third quarter of 2008 that were absent in the third quarter of 2009.

•

Selling expenses decreased by $3.1 million in the 2009 third quarter as compared with the 2008 third quarter due to the following: (i) a reduction in salaried sales positions, commissions and travel expenses and (ii) favorable currency translation effects of $0.8 million.

•	Net loss for the third quarter of 2009 was $7.4 million or $0.15 per diluted share, compared to a net income of $21.5 million or $0.46 per diluted share for the third quarter of 2008.

•

Adjusted EBITDA (as defined by the Company’s amended credit facility) was $25.1 million for the third quarter of 2009, compared to $54.2 million for the third quarter of 2008. See “Non-GAAP Liquidity Measures” below.

•	Cash on hand at September 30, 2009 was $21.8 million, compared to $20.4 million at June 30, 2009, $34.7 million at December 31, 2008 and $18.4 million at September 30, 2008.

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Total bank debt at September 30, 2009 increased to $628.6 million from $618.7 million at June 30, 2009 primarily due to unfavorable currency effects, partially offset by long-term debt principal payments of approximately $5.5 million.

OTHER DEVELOPMENTS

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On September 29, 2009, the Company entered into Waiver and Amendment No. 1 (the “Waiver Agreement”) to the senior credit facility. As anticipated, as of September 30, 2009, the Company was not in compliance with certain financial covenants of the senior credit facility. Pursuant to the Waiver Agreement, the lenders agreed to waive any violation of the interest coverage, leverage and fixed charge covenants under the senior credit facility until the earliest of (i) the occurrence of any other default under the senior credit facility, (ii) the Company’s failure to comply with any term of the Waiver Agreement or (iii) December 15, 2009 (the “Waiver Period”). The Company has formed a steering committee of its Board of Directors to explore initiatives to address long-term solutions to its credit issues. The Company is in discussions with its current lenders regarding restructuring or replacing some or all of its debt, which would be likely to include the issuance of equity to such lenders and the payment of additional fees, as well as exploring with third parties various strategic alternatives affecting the Company’s debt and equity ownership. Even with the additional time provided by the Waiver Agreement, there can be no assurance that the Company will be able to complete any initiatives to resolve its credit issues on satisfactory terms, or at all. Any such initiatives the Company pursues are likely to severely dilute its existing stockholders and may result in its existing common stock having little or no value. If the Company is unable to execute on its initiatives prior to the expiration of the Waiver Period, its failure to comply with the financial covenants of the senior credit facility as of September 30, 2009 would be a default under the facility, absent a further waiver of those terms, which may not be available at that time. The Company is seeking an additional wavier to extend the Waiver Period and provide additional Credit Agreement relief from the payment of principal and interest due. The Company anticipates that it may have insufficient cash at year end to both make its required payments under the Credit Agreement and operate its business. Accordingly, absent a waiver of some or all of the scheduled quarterly payments required under the Credit Agreement, which would require unanimous approval of the lenders of the debt outstanding under the Credit Agreement, the Company may default on its payment obligations under the Credit Agreement or seek relief through the bankruptcy courts. There can be no assurance that the Company will be able to obtain a waiver of all or any portion of the scheduled quarterly payments under the Credit Agreement from its lenders. The occurrence of an event of default under the Company’s credit facility potentially could lead to acceleration of the Company’s loan obligations by its lenders, termination of its interest rate swap agreements by the counterparties, reorganization under Chapter 11 of the U.S. Bankruptcy Code and the initiation of insolvency proceedings against us in some non-U.S. jurisdictions.

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As the Company is uncertain that it will be able to complete any alternative, long-term solutions to its credit issues or to obtain a further waiver prior to expiration of the Waiver Agreement, the Company is no longer able to support that the variable-rate interest payments (hedged transactions) under its senior credit facility are probable of occurring and therefore, effective September 1, 2009, the Company was required to discontinue cash flow hedge accounting prospectively for its interest rate swaps so that the mark to market changes in their fair value are charged or credited to interest expense.

SEGMENT INFORMATION

The following table presents net sales for the third quarter of 2009 and 2008 by segment and the effect of currency on pricing and translation on third quarter 2009 net sales:

(dollars in millions):

	Net Sales Three Months Ended September 30,		Decrease in net sales from Q3 2008 to Q3 2009	Decrease in Q3 2009 net sales due to currency translation* and the effect of currency on pricing**	Percent decrease in net sales from Q3 2008 to Q3 2009
	2009	2008			Total	Excluding currency translation* effect and the effect of currency on pricing**
Clothing	$86.0	$104.4	$(18.4)	$(2.8)	(17.6)%	(14.9)%
Roll Covers	44.3	54.9	(10.6)	(1.4)	(19.3)%	(16.8)%

Total	$130.3	$159.3	$(29.0)	$(4.2)	(18.2)%	(15.6)%

*	Decrease in third quarter 2009 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the third quarter of 2008 from (ii) net sales for the third quarter of 2008 at the applicable average foreign currency exchange rate for the third quarter of 2009.
**	Change in the third quarter 2009 net sales due to currency effect on pricing relates to sales prices indexed in U.S. Dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Friday, November 6, 2009
Start Time:	8:00 a.m. Eastern Time
Domestic Dial-In:	+1-888-396-2369
International Dial-In:	+1-617-847-8710
Passcode:	55836412
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) we are subject to significant risks as a result of the current global economic crisis and the associated unpredictable market conditions; (2) market improvement in our industry may occur more slowly than we anticipate or not at all; (3) our plans to reduce trapped cash, develop new products, and reduce costs may not be successful; (4) we may be unable to successfully resolve our credit issues, which would result in the acceleration of our debt and we anticipate we may not have sufficient cash available to pay our debt and continue operations; and (5) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2008, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to the current economic downturn and our credit issues, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Selected Financial Data – (Unaudited)

(dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$130,308	$159,307	$367,654	$488,687
Costs and expenses:
Cost of products sold	81,520	106,513	228,956	303,763
Selling	16,991	20,125	49,574	62,437
General and administrative	15,428	28,265	35,100	70,322
Restructuring and impairments	1,754	3,612	2,894	6,862
Research and development	2,708	2,910	8,168	9,109
Curtailment/settlement gains	—	(39,968)	—	(39,968)

	118,401	121,457	324,692	412,525

Income from operations	11,907	37,850	42,962	76,162
Interest expense	(16,651)	(16,963)	(48,899)	(43,513)
Interest income	226	733	947	1,296
Foreign exchange gain (loss)	561	710	(225)	3,344

Income (loss) before provision for income taxes	(3,957)	22,330	(5,215)	37,289
Provision for income taxes	3,424	794	10,013	6,344

Net income (loss)	$(7,381)	$21,536	$(15,228)	$30,945

Net income (loss) per share:
Basic	$(0.15)	$0.47	$(0.31)	$0.67

Diluted	$(0.15)	$0.46	$(0.31)	$0.67

Shares used in computing net income (loss) per share:
Basic	48,882,979	46,163,605	48,898,255	46,111,390

Diluted	48,882,979	46,327,233	48,898,255	46,208,018

Condensed Consolidated Selected Financial Data

	Nine Months Ended September 30,
	2009	2008

Balance sheet data (at end of period):
Cash and cash equivalents	$21,816	$18,449
Total assets	784,456	832,188
Senior debt	591,471	620,232
Total debt	628,554	629,637
Total stockholders’ equity (deficit)	(23,456)	10,699

Cash flow data:
Net cash provided by operating activities	$3,789	$52,834
Net cash used in investing activities	(8,659)	(27,135)
Net cash used in financing activities	(9,314)	(30,386)

Other financial data:
Depreciation and amortization	$30,769	$35,697
Capital expenditures	13,970	29,145

NON-GAAP LIQUIDITY MEASURES

The Company uses EBITDA and Adjusted EBITDA as supplementary non-GAAP liquidity measures to assist in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based on Adjusted EBITDA. If the Company’s Adjusted EBITDA declines below certain levels, the Company will violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

The following table provides a reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,
(in thousands)	2009	2008

Net income (loss)	$(7,381)	$21,536
Income tax provision	3,424	794
Interest expense, net	16,425	16,230
Depreciation and amortization	10,851	11,739

EBITDA	23,319	50,299
Amendment/termination costs	—	483
Change in fair value of interest rate swaps	(859)	450
Restructuring expenses	87	1,817
Inventory write-offs under restructuring programs	104	199
Non-cash compensation and related expenses	778	500
Non-cash impairment charges	1,667	405

Adjusted EBITDA	$25,096	$54,153

	Nine Months Ended September 30,
(in thousands)	2009	2008

Net income (loss)	$(15,228)	$30,945
Income tax provision	10,013	6,344
Interest expense, net	47,952	42,217
Depreciation and amortization	30,769	35,697

EBITDA	73,506	115,203
Unrealized foreign exchange gain on indebtedness, net	—	(1,985)
Amendment/termination costs	—	6,480
Change in fair value of interest rate swaps	(1,654)	14,154
Change in fair value of other derivatives	—	(2,126)
Restructuring expenses	1,227	5,000
Inventory write-offs under restructuring programs	349	199
Growth program costs	—	1,764
Non-cash compensation and related expenses	1,824	774
Non-cash impairment charges	1,667	472

Adjusted EBITDA	$76,919	$139,935